Exhibit 10.29

JANUS HENDERSON GROUP PLC DEFERRED INCENTIVE PLAN

AWARD AGREEMENT

(FOR UNITED STATES GRANTEES)

The Company grants to <GRANTEE> (“you” or  “Grantee”), effective as of <DATE> (the “Grant Date”), a Matching Restricted Stock Unit Award (the “LTI Award”) as described below, subject to the terms and conditions set forth in this agreement (the “LTI Award Agreement”), the Company’s 2022 Deferred Incentive Plan, as may be amended from time to time (the “Company Plan”), the attached Appendix A, and any applicable laws (including US securities laws), government regulations, stock exchange listing requirements or Company policies in effect from time to time applicable to the LTI Award and the underlying Common Stock, including those regarding the minimum ownership requirements and the deferral of LTI Awards.

Matching Restricted Stock Unit Award – see Terms of Matching Restricted Stock Unit Award attached as Appendix A
Number of Units Granted:	<Quantity Granted>

a.Except as otherwise provided herein, and/or in the Company Plan, the LTI Award will become vested and no longer subject to restriction on the first anniversary of the Grant Date (the “Vesting Date”), provided that you have not experienced a Termination of Affiliation.  However, in the event that the Vesting Date occurs on a day when the New York Stock Exchange is closed, then the Vesting Date will occur on the next business day.

b.Notwithstanding the provisions of (a) above, if you have a Termination of Affiliation with the Company due to death or Disability or if you have a Termination of Affiliation by the Company without Cause, the LTI Award shall vest in full and be settled as soon as practicable, but in no event later than sixty (60) days following your Termination of Affiliation.

c.Notwithstanding the provisions of (a) above, upon Retirement (as defined below), the LTI Award shall vest in full and be settled as soon as practicable, but in no event later than sixty (60) days following your Termination of Affiliation, subject to the Grantee executing a legal release of the Grantee’s claims against the Company, in a form provided by the Company, within forty-five (45) days following the effective date of the Termination of Affiliation (and not revoking the release within the time period for revocation set forth in the release). “Retirement” for purposes of this LTI Award Agreement shall mean a Grantee’s Termination of Affiliation whereby the Grantee represents to the Company that the Grantee intends to indefinitely withdraw from working in and/or providing services to the financial service industry, including from sitting on the board of directors of any competitor, as determined in the discretion of the Plan Committee, and one of the following conditions has been satisfied:

i.	the Grantee has attained age fifty-five (55) and completed at least ten (10) years of service with the Company or a Subsidiary;

ii.	the Grantee has attained age sixty (60); or

iii.	the Plan Committee determines in good faith that the Grantee has satisfactorily fulfilled qualitative criteria, determined in the discretion of the Plan Committee with respect to (1) the needs of the business of the Company and/or succession planning, (2) significant contributions to the Company (which may include, among other things, length of service to the Company), and (3) achievement of appropriate work transition.

d.Except as provided above, in the event that you have a Termination of Affiliation, any portion of the LTI Award that is unvested, and any of your rights hereunder, shall be terminated, cancelled and forfeited effective immediately upon such Termination of Affiliation.

e.In accordance with the Company Plan, the Plan Committee may, in its sole discretion, accelerate the vesting of all or a portion of the LTI Award or waive any or all of the terms and conditions applicable to this LTI Award Agreement or the attached Appendix. This LTI Award Agreement and the attached Appendix A do not supersede, or otherwise amend or affect any other LTI awards, agreements, rights or restrictions that may exist between the parties.

f.Capitalized terms used but not defined in this LTI Award Agreement have the meaning specified in the Company Plan and/or in the attached Appendices.

APPENDIX A

TERMS OF MATCHING RESTRICTED STOCK UNIT AWARD

1.	Grant of Restricted Stock Unit Award.

Subject to the provisions of this Appendix, the LTI Award Agreement and the Company Plan, the Company hereby grants to the Grantee the number of restricted stock units (the “Stock Units”) identified under the Restricted Stock Unit Award section of the attached LTI Award Agreement, representing the same number of shares of Common Stock.  The number of Stock Units subject to this Appendix shall be eligible to receive Dividend Equivalent credits (earned and paid at the time of vesting of the related Stock Units) made pursuant to Section 12.3 of the Company Plan; provided, that such credits may be paid to the Grantee in cash or in Stock Units, rounded to the nearest whole cent, and shall be subject to the terms and conditions of this Appendix and the Company Plan.

2.No Right to Continued Employment.

The grant of the LTI Award does not form part of and does not affect or change the Grantee’s employment contract or employment relationship with the Grantee’s employer. Nothing in this Appendix or the Company Plan shall confer upon Grantee any right to continue providing services to, or be in the employ of, the Company or any Subsidiary or interfere in any way with the right of the Company any Subsidiary to terminate Grantee’s association or employment at any time.

3.Issuance of Shares.

Subject to Section 9 (pertaining to the withholding of taxes) and Section 17 (pertaining to Section 409A of the Code), as soon as practicable after each vesting event under Subsections (a), (b) or (c) of the LTI Award Agreement, but in no case later than sixty (60) days following the date on which an award becomes vested (provided there has been no prior forfeiture of the Stock Units pursuant to the terms of this Appendix or the Company Plan), the Company shall issue (or cause to be delivered) to the Grantee one or more stock certificates or otherwise transfer shares with respect to the Stock Units vesting (or shall take other appropriate steps to reflect the Grantee's unrestricted ownership of all or a portion of the vested Stock Units that are subject to this Appendix).

4.Nontransferability of the Stock Units.

No Stock Units shall be transferable by the Grantee by means of sale, assignment, exchange, encumbrance, pledge or otherwise.

5.Rights as a Stockholder.

Except as otherwise specifically provided in this Appendix, the Grantee shall have no rights as a stockholder unless and until the Grantee has become the holder of record of shares of Common Stock following payment in Common Stock upon the vesting of Stock Units.  Notwithstanding the preceding, the Grantee shall have all the rights of a stockholder with respect to the right to be credited with Dividend

Equivalents on his or her Stock Units to the extent dividends are paid on Common Stock, provided the record date for such dividend is on or after the date the Stock Units have been credited to the Grantee.

6.Adjustment in the Event of Change in Stock.

In the event that the Plan Committee determines that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, subdivision, consolidation or reduction of capital, reorganization, merger, scheme of arrangement, split-up, spin-off or combination involving the Company or repurchase or exchange of Common Stock or other rights to purchase Common Stock or other securities of the Company, or other similar corporate transaction or event that affects the Common Stock such that an adjustment is determined by the Plan Committee to be appropriate to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Company Plan, then the Plan Committee shall, in such manner as it may deem equitable, adjust the number and type of shares or Stock Units, or, if deemed appropriate, make provision for a cash payment to the Grantee or the substitution of other property for Stock Units; provided, that the number of Stock Units shall always be a whole number.

7.Payment of Transfer Taxes, Fees and Other Expenses.

The Company agrees to pay any and all original issue taxes and stock transfer taxes that may be imposed on the issuance of shares received by a Grantee in connection with the Stock Units, together with any and all other fees and expenses necessarily incurred by the Company in connection therewith.

8.	Other Restrictions.

Notwithstanding any other provision of the Company Plan or this Appendix, the Company will not be required to issue, and the Grantee may not sell, assign, transfer or otherwise dispose of, any shares of Common Stock received as payment of the Stock Units, unless (a) there is in effect with respect to the shares of Common Stock received as payment for the Stock Units a registration statement under the Securities Act of 1933, as amended, and any applicable state or foreign securities laws or an exemption from such registration, and (b) there has been obtained any other consent, approval or permit from any other regulatory body which the Plan Committee, in its sole discretion, deems necessary or advisable.  The Company may condition such issuance, sale or transfer upon the receipt of any representations or agreements from the parties involved, and the placement of any legends on certificates representing Common Stock received as payment of Stock Units, as may be deemed necessary or advisable by the Company in order to comply with such securities law or other restrictions.

9.Taxes and Withholding.

No later than the date as of which an amount first becomes includible in the gross income of the Grantee for tax withholding purposes with respect to any Stock Units or underlying shares of Common Stock, the Grantee shall pay all taxes that are required by applicable laws and regulations, if any, to be withheld by participating in the Company’s Share Withholding Program to have shares of Common Stock withheld by the Company or its agent.  It is intended that the foregoing provisions of this Section shall normally govern the payment of withholding taxes (if required); however, if the required withholding is not accomplished under the preceding provisions of this Section, the Grantee agrees that the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Grantee (including any Dividend Equivalent credits provided in Section 1 of this Appendix).

10.Notices.

Any notice to be given to the Company shall be addressed to the Company at its principal office, in care of its Assistant Corporate Secretary.  Any notice to be given to the Grantee shall be addressed to Grantee at the address listed in the Company’s records.  By a notice given pursuant to this section, either party may designate a different address for notices.  Any notice shall have been deemed given (i) when actually delivered to the Company (which may be by electronic mail), or (ii) if to the Grantee, when actually delivered (which may be by electronic mail); when deposited in the U.S. Mail or third-party express mail courier, such as Federal Express or United Postal Service, or foreign equivalent, postage prepaid and properly addressed to the Grantee; or when delivered by overnight courier.

11.Binding Effect.

Except as otherwise provided hereunder, this Appendix shall be binding upon and shall inure to the benefit of the heirs, executors or successors of the parties to this Appendix.

12.Laws Applicable to Construction.

Subject to Section 3 above, the interpretation, performance and enforcement of this Appendix shall be governed by the laws of the State of Delaware without reference to principles of conflict of laws, as applied to contracts executed in and performed wholly within the State of Delaware.  In addition to the terms and conditions set forth in this Appendix, the Stock Units are subject to the terms and conditions of the Company Plan, which is hereby incorporated by reference.

13.Severability.

The invalidity or enforceability of any provision of this Appendix shall not affect the validity or enforceability of any other provision of this Appendix.

14.	Conflicts and Interpretation.

In the event of any conflict between this Appendix and the Company Plan, the Company Plan shall control.  In the event of any ambiguity in this Appendix, or any matters as to which this Appendix is silent, the Company Plan shall govern including, without limitation, the provisions thereof pursuant to which the Plan Committee has the power, among others, to (i) interpret the Company Plan, (ii) prescribe, amend and rescind rules and regulations relating to the Company Plan, and (iii) make all other determinations deemed necessary or advisable for the administration of the Company Plan.

15.Amendment.

Except as otherwise provided for in this Appendix, this Appendix may not be modified, amended or waived except by an instrument in writing approved by both parties hereto or approved by the Plan Committee.  The waiver by either party of compliance with any provision of this Appendix shall not operate or be construed as a waiver of any other provision of this Appendix, or of any subsequent breach by such party of a provision of this Appendix.  Notwithstanding anything to the contrary contained in the Company Plan or in this Appendix, to the extent that the Company determines that the Stock Units are subject to Section 409A of the Code and fail to comply with the requirements of Section 409A of the Code, the Company reserves the right to amend, restructure, terminate or replace the Stock Units in order to cause the Stock Units to either not be subject to Section 409A of the Code or to comply with the applicable provisions of such section.

16.Headings.

The headings of Sections herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any of the provisions of this Appendix.

17.Section 409A; Six-Month Delay.

This Section 17 shall apply solely to the extent that Section 409A is applicable to the Grantee’s LTI Award. The intent of the parties is that payments and benefits under this Appendix comply with Section 409A and, accordingly, to the maximum extent permitted this Appendix shall be interpreted and administered to be in compliance therewith.  Notwithstanding anything contained herein to the contrary, a Grantee shall not be considered to have terminated employment with the Company for purposes of this Appendix unless the Grantee would be considered to have incurred a “separation from service” from the Company within the meaning of 409A.  Each amount to be paid or benefit to be provided under this Appendix shall be construed as a separate identified payment for purposes of Section 409A, and any payments described in this Appendix that are due within the “short term deferral period” as defined in Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise.  Without limiting the foregoing, and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Appendix during the six-month period immediately following Grantee’s separation from service shall instead be paid on the first business day after the date that is six months following the Grantee’s separation from service (or death, if earlier).